**STATE OF DELAWARE**
**SECOND CERTIFICATE OF CORRECTION OF THE**
**CERTIFICATE OF DESIGNATIONS OF THE RIGHTS, PREFERENCES AND PRIVILEGES OF THE SERIES A-1 PREFERRED STOCK**

Bioventrix, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

**DOES HEREBY CERTIFY**:

1. The name of the corporation is Bioventrix, Inc.

2. That a Certificate of Designations of the Rights, Preferences and Privileges of the Series A-1 Preferred Stock of the Corporation (the "***Certificate of Designations***") was filed with the Secretary of State of the State of Delaware on July 25, 2017 which was amended by the Certificate of Amendment of the Certificate of Designations of the Rights, Preferences and Privileges of the Series A-1 Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on November 29, 2018, further amended by the Certificate of Second Amendment of the Certificate of Designations of the Rights, Preferences and Privileges of the Series A-1 Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on March 29, 2019, which was corrected by the Certificate of Correction to the Second Amendment of the Certificate of Designations of the Rights, Preferences and Privileges of the Series A-1 Preferred Stock of the Corporation filed with the Secretary of State of Delaware on July 23, 2020, and by the Certificate of Third Amendment of the Certificate of Designations of the Rights, Preferences and Privileges of the Series A-1 Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on July 24, 2020, and that said Certificate of Designations requires a further correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracies or defects of said Certificate of Designations are:

In the third sentence of Exhibit A, Section 1, the words "then-applicable Series A-1 Conversion Price" were incorrect and should be deleted, and the words "Series A-1 Original Issue Price" should be used instead and such third sentence is hereby corrected to read as follows:

> "When declared by the Board, the Company shall deliver to each holder of Series A-1 Preferred Stock a number of Series A-1 Preferred Stock equal to the aggregate dividend payable to such holder with respect to the Series A-1 Preferred Stock held by such holder as of the end of the quarter preceding such dividend payment date divided by the Series A-1 Original Issue Price."

**IN WITNESS WHEREOF**, said corporation has caused this Certificate of Correction to be duly signed this 11th day of February, 2021.

Kenneth F Miller

Kenneth Miller, President

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:00 PM 02/11/2021
FILED 03:00 PM 02/11/2021
SR 20210422744 - File Number 5153894